EXHIBIT 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                        CALCULATION OF EARNINGS PER SHARE


                                                     For the Third Fiscal                  For the Three Fiscal
                                                         Quarter Ended                        Quarters Ended
                                              -----------------------------------------------------------------------

                                                 November 3,         October 28,     November 4,         October 28,
                                                    2001                2000             2001                2000
                                              -----------------------------------------------------------------------

Net income (loss). . . . . . . . . . .            $(10,502)         $   (4,148)      $(39,505)         $  (6,939)

Weighted average shares . . . . . . . . .            5,006               4,980          5,005              4,931
  Dilutive options. . . . . . . . . . . .               -                  373             -                 200

                                              -------------------------------------------------------------------
Total shares for EPS purposes . . . . . .            5,006               5,353          5,005              5,131
                                              -------------------------------------------------------------------
Earnings (loss) per share - Basic . . . . .       $  (2.10)         $    (0.83)      $  (7.89)         $   (1.41)
Earnings (loss) per share - Diluted. . . . .      $  (2.10)         $    (0.83)      $  (7.89)         $   (1.41)
                                              -------------------------------------------------------------------












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